SUBSIDIARIES


          Name                                         Jurisdiction
          ----                                         ------------
CLF2, Inc. [d/b/a Cafe la France]                      Rhode Island
CLF Franchise Corporation [d/b/a Cafe la France]       Rhode Island
Cafe La France (MA), Inc.                              Massachusetts